Exhibit 99.1

Itron Announces Third Quarter 2011 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--October 26, 2011--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its third quarter and nine months ended September 30, 2011. Highlights include:

  Quarterly and nine-month revenues of $616 million and $1.8 billion;
  Quarterly and nine-month GAAP net loss per share of $12.70 and $11.21, inclusive of a non-cash goodwill impairment charge recorded during the quarter of $540 million, or $13.27 per share;
  Quarterly and nine-month non-GAAP diluted net earnings per share of $0.92 and $3.10;
  Nine-month cash flow from operations and free cash flow of $154 million and $108 million;
  Quarterly and nine-month adjusted EBITDA of $74 million and $234 million;
  Twelve-month backlog of $901 million and total backlog of $1.4 billion; and
  Quarterly bookings of $441 million.

“Our third quarter revenue and cash flow were strong but our profitability was impacted by higher warranty costs and a significant goodwill impairment charge,” said LeRoy Nosbaum, Itron’s president and chief executive officer. “Despite these challenges in the quarter, our core operating results were strong. I have great confidence in this company’s prospects and I am committed to making the changes necessary to realize the potential inherent in our business. I am excited to be back at Itron and to lead this great company forward.”

Financial Results

Revenues increased $42 million, or 7 percent, for the quarter and $153 million, or 9 percent, for the nine-month period compared to the respective periods last year. Excluding a favorable effect from changes in foreign currency exchange rates for the quarter and nine-month period of $28 million and $68 million, respectively, revenue grew 2 percent and 5 percent over the same periods in 2010. The increase in revenues for the quarter and nine-month period was primarily due to increased electric, gas and water smart metering projects in the company’s International segment.

Gross margin for the quarter was 28.6 percent, which was lower than the prior year third quarter margin of 31.7 percent. The decline in margin was primarily due to increased warranty expense in Itron’s North America segment. Warranty expense increased $18 million, which compared to last year, impacted gross margin by 3 percentage points and impacted GAAP and non-GAAP diluted earnings per share by 28 cents. For the first nine months of 2011, gross margin was 30.8% compared to 31.3% in 2010.

“As part of our commitment to delivering outstanding service for our customers, and due to quality issues with certain third party components, we decided to proactively replace equipment in the field containing these particular components. This resulted in a significant warranty charge in the quarter,” continued Mr. Nosbaum. “However, we are confident that these actions are the best way to deliver on our commitments to our customers and are in the best long-term interest of our business.”

GAAP operating expenses were $673 million in the third quarter compared to $123 million in the same period last year. A non-cash goodwill impairment charge of $540 million was recorded during the quarter. The estimated impairment charge was primarily driven by adverse equity market conditions that caused a decrease in the company’s stock price as of September 30, 2011. The charge is attributable to goodwill recorded for Itron International’s Electricity and Water reporting units in connection with the acquisition of Actaris in 2007. The estimated charge is subject to finalization during the fourth quarter. This non-cash charge does not impact the company’s normal business operations or debt covenants. The remaining increase in operating expenses for the quarter was $10 million, of which approximately $6 million was due to currency fluctuations.

Net interest expense declined to $11 million for the quarter compared to $13 million in the third quarter of last year. During the quarter Itron repaid $224 million in convertible notes and refinanced its senior secured debt. The company has no further convertible notes outstanding. The refinancing of the company’s bank debt resulted in the write-off of unamortized debt fees of $3 million and a charge of $3 million to terminate an interest rate swap. These charges were offset by lower interest expense due to a decreased principal balance and lower effective interest rates.

GAAP net loss and diluted EPS for the third quarter and nine-month period were $517 million, or $12.70 per share, and $456 million, or $11.21 per share. This compares with net income of $28 million, or 68 cents per share, and $78 million, or $1.91 per share, in the same periods in 2010. The decrease in 2011 net income for the quarter and nine-month period was primarily due to increased warranty expense and the goodwill impairment charge of $540 million.

Non-GAAP operating expenses for the quarter, which excludes amortization of intangibles, restructuring charges and the impairment of goodwill, increased $10 million over prior year. An increase of $5 million was due to currency fluctuations and the remaining increase was primarily due to product research and development for new and enhanced products as well as increased global marketing activity. Non-GAAP net income and diluted EPS for the third quarter and nine-month period were $38 million, or 92 cents per share, and $127 million, or $3.10 per share. This compares with non-GAAP net income of $42 million, or $1.03 per share, and $121 million, or $2.95 per share, in the same periods in 2010. The decrease in non-GAAP net income for the quarter was due to decreased contribution from the North America segment related to higher warranty expense. The increase in non-GAAP net income for the nine-month period was primarily due to higher operating income in the International segment.

Restructuring

The company also announced today a series of projects to restructure its manufacturing operations to increase efficiency and lower manufacturing costs. These projects include the closure of several manufacturing facilities and a reduction in global workforce by 7.5 percent, representing a net reduction of approximately 750 full-time positions. In connection with the restructuring projects, Itron expects to record pre-tax restructuring charges totaling approximately $65 to $75 million over the next 15 to 18 months. As a result of the initiative, the company expects to achieve annualized cost savings of approximately $30 million by the end of 2013. See the press release issued today and Form 8-K for further details on the restructuring project.

Share Repurchase Program

The company also announced today that its Board of Directors has authorized the repurchase of up to $100 million of Itron common stock during the next 12 months. See the press release issued today and Form 8-K for further details on the repurchase plan.

Financial Guidance

For the full-year 2011, the company reaffirmed its prior revenue guidance and updated its prior EPS guidance as follows:

  Revenue between $2.3 billion and $2.4 billion
  Non-GAAP diluted EPS between $4.00 and $4.20

The company’s guidance assumes a Euro to U.S. dollar average exchange rate of $1.40, average shares outstanding of approximately 41.2 million, and a non-GAAP effective tax rate between 22 percent and 24 percent.

“Itron has a strong balance sheet and a resilient business with outstanding potential. We remain confident in our full-year revenue guidance for 2011 while reducing our full-year EPS range to reflect the special warranty charges incurred in our third quarter,” added Mr. Nosbaum. “While we are early in our forecasting process for 2012, we expect revenue to be flat to down five percent and our non-GAAP EPS to be flat to down a few percentage points, with some potential upside.”

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 8:00 a.m. Eastern Daylight Time (EDT) on October 26, 2011. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 15 minutes before the start of the call and are accessible on Itron’s website at www.itron.com under the Investors page. The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode 6304863.

About Itron

Itron is the leading provider of energy and water resource management solutions for nearly 8,000 utilities around the world. We offer end-to-end solutions that include electricity, gas, water and heat measurement and control technology; communications systems; software; and professional services. With nearly 10,000 employees doing business in more than 130 countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. To realize a sustainable future, start here: www.itron.com.

Forward-Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2010 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain infrequent costs, particularly those associated with acquisitions, in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$615,555	$573,651	$1,791,647	$1,638,613
Cost of revenues	439,377	391,888	1,240,276	1,125,730
Gross profit	176,178	181,763	551,371	512,883

Operating expenses
Sales and marketing	45,037	41,197	138,530	123,708
Product development	38,672	34,038	120,048	100,100
General and administrative	32,212	30,710	100,661	97,052
Amortization of intangible assets	16,013	16,882	47,807	51,459
Restructuring	1,096	-	3,003	-
Goodwill impairment	540,400	-	540,400	-
Total operating expenses	673,430	122,827	950,449	372,319

Operating income (loss)	(497,252)	58,936	(399,078)	140,564
Other income (expense)
Interest income	155	166	631	444
Interest expense	(10,796)	(13,328)	(34,330)	(42,216)
Other income (expense), net	(3,147)	(4,423)	(7,220)	(5,440)
Total other income (expense)	(13,788)	(17,585)	(40,919)	(47,212)

Income (loss) before income taxes	(511,040)	41,351	(439,997)	93,352
Income tax provision	(6,042)	(13,712)	(15,529)	(15,152)
Net income (loss)	$(517,082)	$27,639	$(455,526)	$78,200

Earnings (loss) per common share - Basic	$(12.70)	$0.68	$(11.21)	$1.94
Earnings (loss) per common share - Diluted	$(12.70)	$0.68	$(11.21)	$1.91

Weighted average common shares outstanding - Basic	40,725	40,400	40,648	40,307
Weighted average common shares outstanding - Diluted	40,725	40,828	40,648	40,950

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
Itron North America	$294,577	$313,155	$859,783	$855,857
Itron International	320,978	260,496	931,864	782,756
Total Company	$615,555	$573,651	$1,791,647	$1,638,613

Gross profit
Itron North America	$84,919	$109,551	$276,599	$288,682
Itron International	91,259	72,212	274,772	224,201
Total Company	$176,178	$181,763	$551,371	$512,883

Operating income (loss)
Itron North America	$38,018	$62,274	$124,550	$149,694
Itron International	(525,411)	7,515	(492,700)	22,969
Corporate unallocated	(9,859)	(10,853)	(30,928)	(32,099)
Total Company	$(497,252)	$58,936	$(399,078)	$140,564

METER AND MODULE SUMMARY
(Units in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Total meters (standard, advanced, and smart)
Itron North America
Electricity	1,680	1,800	4,770	4,990
Gas	120	160	400	420
Itron International
Electricity	2,120	2,020	5,610	5,590
Gas	1,000	940	3,050	2,940
Water	2,370	2,290	7,330	6,960
Total meters	7,290	7,210	21,160	20,900

Additional meter information (Total Company)
Advanced meters	1,280	1,110	3,310	2,830
Smart meters	1,100	1,130	3,000	2,990
Standalone advanced and smart communication modules	1,560	1,620	4,840	4,410
Advanced and smart meters and communication modules	3,940	3,860	11,150	10,230

Meters with other vendors' advanced or smart communication modules	100	130	330	390

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	September 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$129,514	$169,477
Accounts receivable, net	377,107	371,662
Inventories	240,565	208,157
Deferred tax assets current, net	44,953	55,351
Other current assets	88,214	77,570
Total current assets	880,353	882,217

Property, plant, and equipment, net	287,565	299,242
Deferred tax assets noncurrent, net	28,053	35,050
Other long-term assets	66,878	28,242
Intangible assets, net	264,223	291,670
Goodwill	714,606	1,209,376
Total assets	$2,241,678	$2,745,797

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$260,148	$241,949
Other current liabilities	31,198	49,690
Wages and benefits payable	83,173	110,479
Taxes payable	23,812	19,725
Current portion of debt	15,000	228,721
Current portion of warranty	50,798	24,912
Unearned revenue	43,814	28,258
Total current liabilities	507,943	703,734

Long-term debt	481,252	382,220
Long-term warranty	28,234	26,371
Pension plan benefit liability	66,550	61,450
Deferred tax liabilities noncurrent, net	41,974	54,412
Other long-term obligations	88,744	89,315
Total liabilities	1,214,697	1,317,502

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,343,940	1,328,249
Accumulated other comprehensive income (loss), net	3,547	(34,974)
(Accumulated deficit) retained earnings	(320,506)	135,020
Total shareholders' equity	1,026,981	1,428,295
Total liabilities and shareholders' equity	$2,241,678	$2,745,797

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Nine Months Ended September 30,
	2011	2010
Operating activities
Net income (loss)	$(455,526)	$78,200
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	96,919	97,184
Stock-based compensation	12,401	14,222
Amortization of prepaid debt fees	5,365	4,219
Amortization of convertible debt discount	5,336	7,505
Deferred taxes, net	(1,410)	(1,237)
Goodwill impairment	540,400	-
Other adjustments, net	1,961	4,008
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(21,940)	(53,425)
Inventories	(32,750)	(57,698)
Other current assets	(8,672)	(1,776)
Other long-term assets	(17,499)	1,642
Accounts payables, other current liabilities, and taxes payable	12,347	38,139
Wages and benefits payable	(28,018)	26,799
Unearned revenue	22,862	(2,814)
Warranty	28,028	16,535
Other operating, net	(6,003)	(4,387)
Net cash provided by operating activities	153,801	167,116

Investing activities
Acquisitions of property, plant, and equipment	(45,799)	(45,507)
Business acquisition, net of cash equivalents acquired	(14,635)	-
Other investing, net	634	5,412
Net cash used in investing activities	(59,800)	(40,095)

Financing activities
Proceeds from borrowings	670,000	-
Payments on debt	(804,304)	(106,524)
Issuance of common stock	3,512	7,931
Other financing, net	(5,319)	(2,330)
Net cash used in financing activities	(136,111)	(100,923)

Effect of foreign exchange rate changes on cash and cash equivalents	2,147	123
Increase (decrease) in cash and cash equivalents	(39,963)	26,221
Cash and cash equivalents at beginning of period	169,477	121,893
Cash and cash equivalents at end of period	$129,514	$148,114

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding the expenses related to the amortization of intangible assets, restructuring and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, restructuring, goodwill impairment, amortization of debt placement fees and amortization of convertible debt discount. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, restructuring and goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant, and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Non-GAAP operating expense:
Itron North America - GAAP operating expense	$46,901	$47,277	$152,049	$138,988
Amortization of intangible assets	(3,513)	(4,084)	(10,537)	(12,254)
Restructuring	(420)	-	(420)	-
Itron North America - Non-GAAP operating expense	$42,968	$43,193	$141,092	$126,734

Itron International - GAAP operating expense	$616,670	$64,697	$767,472	$201,232
Amortization of intangible assets	(12,500)	(12,798)	(37,270)	(39,205)
Restructuring	(665)	-	(2,071)	-
Goodwill impairment	(540,400)	-	(540,400)	-
Itron International - Non-GAAP operating expense	$63,105	$51,899	$187,731	$162,027

Total Company - GAAP operating expense	$673,430	$122,827	$950,449	$372,319
Amortization of intangible assets	(16,013)	(16,882)	(47,807)	(51,459)
Restructuring	(1,096)	-	(3,003)	-
Goodwill impairment	(540,400)	-	(540,400)	-
Total Company - Non-GAAP operating expense	$115,921	$105,945	$359,239	$320,860

Non-GAAP operating income:
GAAP operating income (loss)	$(497,252)	$58,936	$(399,078)	$140,564
Amortization of intangible assets	16,013	16,882	47,807	51,459
Restructuring	1,096	-	3,003	-
Goodwill impairment	540,400	-	540,400	-
Non-GAAP operating income	$60,257	$75,818	$192,132	$192,023

Non-GAAP net income:
GAAP net income (loss)	$(517,082)	$27,639	$(455,526)	$78,200
Amortization of intangible assets	16,013	16,882	47,807	51,459
Amortization of debt placement fees	2,924	1,404	5,086	4,063
Amortization of convertible debt discount	-	2,547	5,336	7,504
Restructuring	1,096	-	3,003	-
Goodwill impairment	540,400	-	540,400	-
Income tax effect of non-GAAP adjustments	(5,576)	(6,547)	(18,667)	(20,520)
Non-GAAP net income	$37,775	$41,925	$127,439	$120,706

Non-GAAP diluted EPS	$0.92	$1.03	$3.10	$2.95

Weighted average common shares outstanding - Diluted	41,033	40,828	41,049	40,950

Adjusted EBITDA:
GAAP net income (loss)	$(517,082)	$27,639	$(455,526)	$78,200
Interest income	(155)	(166)	(631)	(444)
Interest expense	10,796	13,328	34,330	42,216
Income tax provision	6,042	13,712	15,529	15,152
Depreciation and amortization	32,620	32,113	96,919	97,184
Restructuring	1,096	-	3,003	-
Goodwill impairment	540,400	-	540,400	-
Adjusted EBITDA	$73,717	$86,626	$234,024	$232,308

Free Cash Flow:
Net cash provided by operating activities	$66,109	$50,030	$153,801	$167,116
Acquisitions of property, plant, and equipment	(17,087)	(17,791)	(45,799)	(45,507)
Free Cash Flow	$49,022	$32,239	$108,002	$121,609

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
barbara.doyle@itron.com
or
Marni Pilcher, 509-891-3847
Director, Investor Relations
marni.pilcher@itron.com